FOR IMMEDIATE RELEASE

                         KINGS ROAD ENTERTAINMENT, INC.
                     Change of Record Date for Stockholders
             Entitled to Notice for Annual Meeting of Stockholders

BEVERLY HILLS, CA (July 15, 2004): KINGS ROAD ENTERTAINMENT, INC. (KREN.PK) reported today that the record date of for stockholders entitled to notice and to vote at the annual meeting of stockholders has been changed to July 30, 2004, in order to reconcile a conflict between the provisions of the Delaware General Corporation Law and the Company's by-laws.

The annual meeting of stockholders will be held on September 15, 2004.

Section 213 of the Delaware General Corporation Law provides that "In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting."

Article V, Section 4 of the Company's by-laws provide that "In lieu of closing the share records of the Corporation, the Board of Directors may fix, in advance, a date not exceeding 50 days, nor less than 10 days, as the record date for the determination of stockholders entitled to receive notice of, or vote at, any meeting of stockholders...."

The initial proposed record date of July 15, 2004 was in excess of 50 days prior to the date of the Annual Meeting of Stockholders. Accordingly, the Board of Directors has fixed July 30, 2004, as the record date for stockholders entitled to notice and to vote at the Annual Meeting of Stockholders which will be held on September 15, 2004.

The information contained in this press release includes forward-looking statements. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "expect" or similar expressions that involve risks and uncertainties. These risks and uncertainties include the company's status with uncertain profitability, need for significant capital, uncertainty concerning market acceptance of its products, competition, limited service and manufacturing facilities, dependence on technological developments and protection of its intellectual property. The company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such difference are discussed more fully in the "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and other sections of the company's Form 10-KSB, Form 10-QSB and other publicly available information regarding the company on file with the Securities and Exchange Commission. The company will provide you with copies of this information upon request.

For Further Information Contact:
KINGS ROAD ENTERTAINMENT, INC.
Christian DeFrank, President and COO
Telephone:        (646) 345 2021
Facsimile:        (212) 414-5072